THIRD AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This THIRD Amendment to AMENDED AND RESTATED Employment Agreement (this “Amendment”) is made and entered as of this 25th day of March, 2019 (the “Amendment Effective Date”) by and between InspireMD, Inc., a Delaware corporation (the “Company”), and Craig Shore (the “Executive”) for purposes of amending that certain Amended and Restated Employment Agreement dated as of May 5, 2014, as amended on January 5, 2015 and July 25, 2016, by and between the Company and the Executive (the “Agreement”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, Section 7.5 of the Agreement provides that the parties to the Agreement may amend the Agreement in a writing signed by the parties; and

WHEREAS, the parties hereto desire to amend the Agreement in certain respects.

NOW THEREFORE, pursuant to Section 7.5 of the Agreement, and for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1.      Section 1.3 of the Agreement is hereby amended as of the Amendment Effective Date by deleting said section in its entirety and substituting in lieu thereof the following new Section 1.3:

1.3      Term of Employment. The term of this Agreement shall continue until 11:59 p.m. Eastern Time on December 31, 2020 (the “Initial Term”) unless sooner terminated or extended as provided hereunder. This Agreement shall automatically renew for additional one-year periods on January 1, 2021 and on each and every January 1st thereafter (each such extension, the “Renewal Term”) unless either party gives the other party written notice of its or his election not to extend such employment at least six months prior to the next January 1st renewal date. Further, if a Change in Control occurs when less than two full years remain in the Initial Term or during any Renewal Term, this Agreement shall automatically be extended for two years only from the Change in Control Date and thereafter shall terminate on the second anniversary of the Change in Control Date in accordance with its terms. The Initial Term, together with any Renewal Term or extension as a result of a Change in Control, are collectively referred to herein as the “Term.” In the event that the Executive continues to be employed by the Company after the Term, unless otherwise agreed by the parties in writing, such continued employment shall be on an at-will, month-to-month basis upon terms agreed upon at such time without regard to the terms and conditions of this Agreement (except as expressly provided herein) and this Agreement shall be deemed terminated at the end of the Term, regardless of whether such employment continues at-will, other than Articles VI and VII, plus specified provisions of Articles IV and V to the extent they relate to termination of employment after expiration of the Term, which shall survive the termination or expiration of this Agreement for any reason.

2.       Except as expressly amended by this Amendment, the Agreement shall continue in full force and effect in accordance with the provisions thereof.

3.       In the event of a conflict between the Agreement and this Amendment, this Amendment shall govern.

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IN WITNESS WHEREOF, the parties have executed this Third Amendment to Amended and Restated Employment Agreement as of the Amendment Effective Date.

THE COMPANY:

INSPIREMD, INC.

By:	/s/ James J. Barry
Name:	James J. Barry
Title:	President and Chief Executive Officer

EXECUTIVE:

/s/ Craig Shore
Craig Shore